EXHIBIT 24.1



                       CONSENT OF INDEPENDENT ACCOUNTANTS



         We consent to the incorporation by reference in the Registration Statement of Advent Software, Inc. on Form S-8 of our report dated January 23, 1997, on our audits of the consolidated financial statements of Advent Software, Inc. as of December 31, 1996 and 1995 and for the each of the three years in the period ended December 31, 1996, which report is incorporated by reference from the 1996 Annual Report of Advent Software, Inc. and our report dated January 23, 1997, on our audit of the consolidated financial statement schedule which report is incorporated by reference from the Annual Report on Form 10-K for the year ended December 31, 1996.


                                                     COOPERS & LYBRAND L.L.P.

                                                   /s/ Coopers & Lybrand L.L.P.


San Jose, California
June 5, 1997